EXHIBIT 10.27
*** Text Omitted and Filed Separately
with the Securities and Exchange Commission
Confidential Treatment Request
Under C.F.R. Sections 200.80(b)(4)
and 240.24b-2

ASSET PURCHASE AGREEMENT
by and between
THREE RIVERS PHARMACEUTICALS, LLC
(as Buyer)
and
VALEANT PHARMACEUTICALS NORTH AMERICA
(as Seller)

December 19, 2007

TABLE OF CONTENTS
EXHIBITS
Exhibit A — Form of Transition Services Agreement
Exhibit B — Form of Bill of Sale and Assignment
Exhibit C — Form of Assignment and Assumption of Assumed Liabilities and Assumed Contracts
Exhibit D — Form of Patent Assignment
Exhibit E — Form of Trademark Assignment
Exhibit F — Non-Foreign Affidavit

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (together with all annexes, exhibits, schedules and other documents attached hereto, hereinafter referred to as the (“Agreement”) dated as of December 19, 2007 (the “Execution Date”) is made by and between Valeant Pharmaceuticals North America, a Delaware corporation (“Seller”), and Three Rivers Pharmaceuticals, LLC, a Pennsylvania limited liability company (“Buyer”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9.1 hereof.
RECITALS
     WHEREAS, Seller is a global specialty pharmaceutical company that develops, manufactures and markets pharmaceutical products, primarily in the areas of neurology, dermatology and infectious disease;
     WHEREAS, Buyer is a United States-based specialty pharmaceutical company focused on the manufacture, sales and marketing of products for infectious disease;
     WHEREAS, Seller is the owner of certain finished pharmaceutical products containing interferon alphacon-1, including Infergen (the “Product”) and Product-related rights;
     WHEREAS, Seller desires to sell certain assets related to the Product and Product-related rights to Buyer, and Buyer desires to purchase such assets and Product-related rights from Seller, on the terms and conditions set forth herein;
     WHEREAS, Seller and Buyer desire to enter into an agreement effective as of the Effective Time in substantially the form attached hereto as Exhibit A (the “Transition Services Agreement”) for the purpose of Seller providing Buyer with certain limited transition services following the Closing for the term set forth in the Transition Services Agreement; and
     NOW THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the parties agree as follows:
ARTICLE I
ASSETS, LIABILITIES AND PURCHASE PRICE
     1.1 Purchase and Sale of Transferred Assets.
          (a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in consideration of the Purchase Price paid to Seller by Buyer, Seller will grant, sell, transfer, convey, assign and deliver (“Transfer”) to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller’s rights, title and interest in, to and under all of the following assets, rights and contracts wherever located, tangible or intangible, owned or held primarily for use in, or primarily used in connection with, the Product (such Transferred assets

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hereinafter collectively referred to as the “Transferred Assets”), but excluding the Excluded Assets, free and clear of all Encumbrances (other than Permitted Encumbrances):
               (i) as primarily related to the Product in the Territory and/or Seller’s operation of the Product Business, all material permits, licenses, certificates (including, without limitation, need and safety certificates), approvals, registrations, authorizations, Product Registrations, filings, exemptions, variances, authorizations and similar rights issued by any Governmental or Regulatory Authority to Seller that are necessary for the manufacture, use, storage, import, transport, marketing, distribution and/or sale of the Product (the “Product Regulatory Approvals”) including, without limitation, the Product Regulatory Approvals set forth on Section 3.9(a) of the Seller Disclosure Letter;
               (ii) to the extent primarily used in connection with the Product Business, all advertising, promotional, selling and marketing materials in written or electronic form existing as of the Closing and owned, controlled or otherwise in the possession of Seller (collectively, the “Promotional Materials”);
               (iii) the Amgen License Rights, the Roche/Genentech License Agreement, Product Copyrights, Product Domains, Product Know-How, Product Patents, Product Trademarks, and Product Trade Dress (collectively, the “Product Intellectual Property”);
               (iv) subject to Section 1.8, all rights in, to and under the Contracts to which Seller or an Affiliate thereof is a party that are listed on Section 1.1(a)(iv) of the Seller Disclosure Letter (collectively, the “Assumed Contracts”);
               (v) copies of all material files, correspondence with any Governmental or Regulatory Authority, material data, reports, books and records owned or controlled by Seller, in whatever media retained or stored (electronic, tangible or otherwise), to the extent relating to the Product, the Product Business, the Transferred Assets or the Assumed Liabilities, including any relevant pricing lists, customer lists, vendor lists, mailing lists, financial data, research and development files, marketing materials, regulatory files, records and other information required to be maintained by any Governmental or Regulatory Authority, adverse event reports, files and materials relating to outcomes of adverse events including any correspondence with the FDA and reports filed with the FDA, clinical studies, including all reports and study records developed during clinical studies and all documentation relating to the Product Intellectual Property, copies (to the extent received from Amgen, BI Austria, Kenco or any other Third Party) of all material (i) reports of FDA Form 483 inspection observations, (ii) establishment inspection reports, (iii) warning letters and (iv) other documents that assert ongoing lack of compliance in any material respect with any Laws or regulatory requirements (including those of the FDA), relating to the Product or the conduct of the Product Business, but excluding any such items to the extent that any applicable Law or contractual obligation to which Seller is bound prohibits their transfer so long as Seller provides Buyer with a list of such items that may not be transferred; provided, however, that notwithstanding the foregoing, prior to delivering or making the

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Product Records available to Buyer, Seller shall be entitled to redact from the Product Records any information that does not relate to the Product Business (collectively, the “Product Records”). Notwithstanding the foregoing, the parties expressly agree and acknowledge that the Product Records to be delivered by Seller to Buyer pursuant to this Agreement will not include and Seller shall not be required to disclose to Buyer information that Seller determines, using reasonable discretion, is subject to attorney client privilege;
               (vi) all of the rights, title and interest to all Product stored at the Seller’s dedicated facility operated pursuant to the Kenco Agreement and listed in Section 1.1(a)(vi) of the Seller Disclosure Letter (the “Inventory”); provided, however, that Buyer may, by notice to Seller delivered within 30 Business Days of the Closing Date, refuse to accept any or all of such Inventory and Seller shall be responsible for all disposal costs related to any such Inventory not accepted by Buyer (the “Inventory Disposal Costs”);
               (vii) The [...***...] more specifically identified in Section 1.1(a)(vii) of the Seller Disclosure Letter.
          (b) Transfer of Other Intellectual Property. At the Effective Time, on the terms and subject to the conditions of this Section 1.1(b), Seller shall convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Seller, all of Seller’s rights, title, and interest, if any, in and to the Other Intellectual Property provided that [...***...]. Further, Buyer acknowledges that the Other Intellectual Property is not part of the Transferred Assets, that Buyer may not assert any claim whatsoever against Seller with respect thereto, and that the representations, warranties, covenants, indemnities and other agreements contained elsewhere in this Agreement do not apply and the Buyer shall not be entitled to claim the benefits thereof in respect thereto. At the sole cost and expense of Buyer, Seller will use commercially reasonable efforts to provide Buyer with such assistance as Buyer may reasonably request to transfer related files and to perfect title to the Other Intellectual Property.
     1.2 Excluded Assets.
          (a) Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, Seller shall retain all right, title and interest to, and shall not Transfer to Buyer, the Excluded Assets, and Buyer is not purchasing, taking delivery of, or acquiring any rights whatsoever to the Excluded Assets from Seller.
***Confidential Treatment Requested

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          (b) Intellectual Property. Buyer expressly acknowledges that, other than the Product Intellectual Property and the explicit rights to use the Seller Marks for the transition period pursuant to Section 5.18 hereof, Buyer is not acquiring any rights whatsoever, whether express or implied, to any Intellectual Property owned or controlled by Seller, including the “Valeant” name or any variations and derivatives thereof and any other logos or trademarks of Seller not included in the Product Intellectual Property.
     1.3 Assumed Liabilities. As of the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (collectively, the “Assumed Liabilities”):
          (a) Any Liability arising after the Effective Time under any Assumed Contract (other than any Liability arising out of or relating to a breach of such Assumed Contract which occurred prior to the Effective Time or any obligation required by any Assumed Contract to be performed prior to the Effective Time);
          (b) all Liabilities of Buyer for Transfer Taxes pursuant to Section 2.4(a) hereof;
          (c) the obligation to acquire all bulk active pharmaceutical ingredients or nude vials related to the Product manufactured or being manufactured by or on behalf of Amgen and in Amgen’s possession or control, all as set forth in Section 1.3(c) of the Seller Disclosure Letter (the “Amgen Materials”), other than the Excluded Amgen Materials;
          (d) the obligation to acquire all bulk active pharmaceutical ingredients related to the Product in the possession or under control of BI Austria identified in Section 1.3(d) of the Seller Disclosure Letter (the “BI Materials”), subject to Section 5.15(b) hereof, other than the Excluded BI Materials; and
          (e) any other Liabilities of Seller specifically set forth on Section 1.3(e) of the Seller Disclosure Letter.
For avoidance of doubt, nothing in this Section 1.3 is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of Buyer as they may occur and/or exist after the Effective Time by virtue of Buyer’s ownership of the Transferred Assets or operation of the Product Business (including with respect to all Taxes for the Post-Closing Period), but rather, this Section 1.3 is solely intended to identify and provide for the assumption by Buyer of those Liabilities of Seller that are specifically assumed by Buyer hereunder and which, but for such assumption, would remain Liabilities of Seller.
     1.4 Excluded Liabilities.
          (a) Buyer and Seller each hereby acknowledge and agree that, other than the Assumed Liabilities, Buyer shall not be responsible for, assume, or agree to or be obligated to pay, satisfy, perform or otherwise discharge any other Liabilities of Seller (or any predecessor of Seller or any prior owner of all or part of the Product Business or Transferred Assets) or any Liability of the Product Business which arose prior to the Effective Time, including, without limitation, any Excluded Liabilities (including those set forth on Section 1.4(a) of the Seller Disclosure Letter).

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Buyer and Seller each acknowledge that in no event shall the foregoing sentence be construed to limit Buyer’s rights and obligations under Article VIII of this Agreement. Such Excluded Liabilities shall include all claims, actions, litigations and proceedings relating to any or all of the foregoing and all costs and expenses incurred therein.
          (b) Seller shall not be responsible for, assume, or be obligated to pay, perform or otherwise discharge any Liabilities of Buyer including without limitation, the Assumed Liabilities and Liabilities incurred by Buyer with respect to the Transferred Assets or the Product Business following the Effective Time. Buyer and Seller each acknowledge that in no event shall the foregoing sentence be construed to limit Seller’s rights and obligations under Article VIII of this Agreement.
     1.5 Purchase Price. In addition to the assumption by Buyer of the Assumed Liabilities pursuant to Section 1.3, in full consideration for the Transfer of the Transferred Assets as provided for herein, Buyer will pay to Seller the sum of Ninety-One Million Three Hundred Thousand United States Dollars ($91,300,000) (the “Purchase Price”). The Purchase Price shall be paid as follows:
          (a) On the Closing Date, Buyer shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by Seller to Buyer in writing at least two (2) Business Days prior to the Closing Date, the sum of [...***...] (the “Closing Payment”).
          (b) Subject to Section 5.15(b) hereof, on the date that is [...***...], Buyer shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by Seller to Buyer in writing at least two (2) Business Days prior to [...***...].
          (c) Subject to Section 5.15(a) hereof, on the date that is [...***...], Buyer shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by Seller to Buyer in writing at least two (2) Business Days prior to [...***...].
     1.6 Wholesaler Inventory Rebate.
     No later than fifteen (15) days after the Closing Date, Seller shall deliver a written statement to Buyer setting forth the Wholesaler Inventory Amount. If the Wholesaler Inventory Amount exceeds the Wholesaler Target Amount, then within two (2) Business Days following the delivery of such statement, Seller shall pay the Wholesaler Inventory Rebate to Buyer in cash by wire transfer of immediately available funds.
     1.7 Allocation of Purchase Consideration. The Purchase Price and the Assumed Liabilities shall be allocated among the Transferred Assets (and any other assets that are considered to be acquired for federal income tax purposes) for all purposes (including financial accounting and Tax purposes) as determined by Buyer in accordance with Section 1060 of the
***Confidential Treatment Requested

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Code and the Treasury Regulations thereunder (and any corresponding provision of state, local or foreign Law), based on the fair market value of the Transferred Assets, subject to the review of Seller and the procedures for disagreement set forth in this Section 1.7. Buyer shall prepare and deliver to Seller a draft allocation schedule (the “Allocation”) within fifteen (15) days prior to the Closing Date. This Allocation shall become final and binding on the parties, unless Seller notifies Buyer within fifteen (15) days after receipt of such Allocation of Seller’s disagreement with such Allocation. In the event Seller timely notifies Buyer of such disagreement, the parties shall resolve such disagreement in the manner described in Section 9.3 hereof. The parties shall revise the Allocation from time to time as mutually agreed to take into account any purchase price adjustment (including without limitation, any indemnification payment made pursuant to Article VIII). Accordingly, the parties shall, except as otherwise provided by Law, file all Tax Returns (including, without limitation, IRS Form 8594 and any comparable form under state, local or foreign Tax Law) in a timely manner and consistent with such Allocation, as revised from time to time. Each party agrees to notify the other party in the event that any Governmental or Regulatory Authority takes or proposes to take a position for Tax purposes that is inconsistent with the Allocation. Seller shall provide Buyer with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.
     1.8 Third Party Consents.
          (a) Prior to Closing, Buyer and Seller shall cooperate and use their respective commercially reasonable efforts in obtaining any consents (both from Third Parties and from Governmental or Regulatory Authorities) necessary or required for the Transfer of the Transferred Assets to Buyer at Closing, including the Assumed Contracts.
          (b) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement or attempted agreement to Transfer any Contract, or any Action, claim, right or benefit arising under or resulting from any Contract, that would otherwise constitute an Assumed Contract, if such Transfer or attempt to make such Transfer, without the consent or approval of a Third Party, would constitute a breach or violation thereof or in any way affect the rights of Seller thereunder; and no action under this Agreement shall constitute a Transfer of such a Contract in the absence of such consent or approval. To the extent that Seller is unable to Transfer any Contract that would otherwise constitute an Assumed Contract, Seller and Buyer shall use commercially reasonable efforts to enter into arrangements reasonably necessary to provide for Buyer to receive the benefits thereunder, including, at the request and at the sole expense of Buyer, enforcement by Seller for the benefit of Buyer of any and all rights of Seller thereunder against the other party thereto.
     1.9 Further Conveyances and Assumptions. At any time and from time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, notices, assumptions, assurances and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to Transfer to Buyer and its respective successors or assigns, all of the rights, titles, interests, estates, remedies, powers and privileges intended to be transferred to Buyer under this Agreement and the Instruments of Transfer and the Ancillary Agreements and to assure fully to Seller and its Affiliates and their successors and

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assigns, the assumption of the Assumed Liabilities by Buyer under this Agreement and obligations and Liabilities of Buyer under the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.
     1.10 Risk of Loss. Until the Effective Time, any Liability, loss of or damage to the Transferred Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller. As of the Effective Time, title to the Transferred Assets shall be transferred to Buyer. After the Effective Time, Buyer shall bear all risk of loss associated with the Transferred Assets, wherever located, and shall be solely responsible for procuring adequate insurance to protect the Transferred Assets against any such loss.
ARTICLE II
CLOSING, DELIVERIES, TAX MATTERS
     2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place commencing at 10:00 a.m., Eastern Standard Time, on (i) the date that is two (2) Business Days following the date on which the last of the conditions set forth in Article VI hereof shall have been satisfied (or waived by the appropriate party) (other than any of such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date as shall have been mutually agreed upon in writing by Buyer and Seller (the “Closing Date”). The Closing shall be deemed to have occurred at 11:59:59 PM (EST) on the day immediately preceding the Closing Date (the “Effective Time”). The Closing shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036 or such other place as the parties may agree.
     2.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
          (a) a bill of sale substantially in the form attached hereto as Exhibit C (“Bill of Sale”), executed by Seller;
          (b) an assignment and assumption of Assumed Liabilities and Assumed Contracts in substantially the form attached hereto as Exhibit D (“General Assignment”), executed by Seller;
          (c) patent assignment documentation substantially in the form attached hereto as Exhibit E (“Patent Assignment”), executed by Seller;
          (d) trademark assignment documentation substantially in the form attached hereto as Exhibit F (the “Trademark Assignment”), executed by Seller;
          (e) a certificate substantially in the form attached hereto as Exhibit G, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, executed by Seller;
          (f) the Transition Services Agreement, executed by Seller;

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          (g) all Material Consents (or waivers with respect thereto);
          (h) the Amgen Consent, executed by Seller and Amgen;
          (i) satisfactory evidence of the releases of all Encumbrances (other than Permitted Encumbrances) on the Transferred Assets and all UCC releases required for Seller to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Buyer;
          (j) the Seller’s Closing Certificate;
          (k) an invoice (together with reasonable documentation to verify payments made by Seller) for pro-rata reimbursement by Buyer of expenses incurred by Seller (including amounts paid by Seller prior to Closing for Liabilities accruing after Closing and expenses incurred after the Closing Date) for (i) health insurance for Transferred Employees to the extent provided in the Transition Services Agreement and (ii) fees paid by Seller to Amgen in respect of the Monthly Maintenance Cost (as defined in Amendment No. Five to the Amgen License Agreement) (the “Transition Related Payments”); and
          (l) any other Instruments of Transfer or other documents reasonably requested by Buyer to consummate the transactions contemplated hereby.
     2.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
          (a) the Closing Payment;
          (b) the General Assignment;
          (c) the Patent Assignment;
          (d) the Trademark Assignments;
          (e) the Transition Services Agreement;
          (f) the Amgen Consent, executed by Buyer;
          (g) Buyer’s Closing Certificate; and
          (h) any other Instruments of Transfer or other documents reasonably requested by Seller to consummate the transactions contemplated hereby.
     2.4 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:
          (a) Transfer Taxes and Costs. All transfer, sales, use, value added, stamp, recording, registration, excise, and other similar Taxes arising out of, in connection with or attributable to the transactions contemplated by this Agreement, and any notarial fees incurred in connection with (i) the Transfer of any of the Transferred Assets pursuant to this Agreement or the

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Ancillary Agreements, (ii) the delivery of this Agreement or any of the Ancillary Agreements, and (iii) the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements (collectively, “Transfer Taxes”), if any, shall be borne by Buyer. Except as required by applicable Law, Buyer shall prepare, execute and file all Transfer Tax Returns and other documentation as may be required to comply with the provisions of any such Transfer Tax Laws. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so on a timely basis, and the other party shall cooperate with respect thereto as necessary. Buyer shall provide to Seller, and Seller shall provide to Buyer, all exemption certificates, resale certificates and other similar documentation with respect to the listed Transfer Taxes that may be provided for under applicable Law. Such certificates shall be in the form, and shall be signed by the proper party, as provided under applicable Law.
          (b) Pre-Closing Taxes. Seller shall be liable for all Taxes relating to or arising out of or in connection with the Transferred Assets or the Product Business imposed with respect to, incurred in or attributable to any taxable period ending on or before the Closing Date (the “Pre-Closing Period”).
          (c) Post-Closing Taxes. Buyer shall be liable for all Taxes relating to or arising out of or in connection with the Transferred Assets or the Product Business imposed with respect to, incurred in or attributable to any taxable period beginning after the Closing Date (the “Post-Closing Period”).
          (d) Straddle Period Taxes. All Taxes other than Transfer Taxes or Taxes based upon or related to income or receipts, including but not limited to, all personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Transferred Assets or the Product Business for a taxable period which includes (but does not end on) the Closing Date (a “Straddle Period”), shall be apportioned between Seller and Buyer. Taxes attributable to the Pre-Closing Period and Post-Closing Period shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began on the date immediately following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Person subject to such Tax were closed at the close of the day on the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and Taxes calculated on a periodic basis (such as real property Taxes and other ad valorem Taxes) shall be apportioned ratably between such periods on a daily basis. Within ninety (90) days after the Closing, Seller and Buyer shall present a reimbursement to which each is entitled under this Section 2.4(d) together with such supporting evidence as is reasonably necessary to calculate the applicable Pre-Closing Period or Post-Closing Period amount. Such amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for personal property Taxes relating to the Transferred Assets or the Product Business, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the attributable amount of such bill that is attributable to the Pre-Closing Period. In the event that either Seller or Buyer shall

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thereafter make a payment for which it is entitled to reimbursement under this Section 2.4(d), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 2.4(d) and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.
          (e) Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, and shall retain and (upon the other party’s request) furnish or cause to be furnished to the other party, as promptly as practicable, such information and assistance relating to the Transferred Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder at the expense of the requesting party. Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.
          (f) Settlement of Tax Matters. Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall not consent to entry of any judgment or enter into any settlement or agreement relating to Taxes for which Buyer will seek reimbursement or indemnification from Seller or which relate to a Pre-Closing Period or Straddle Period, without the written consent of Seller, which consent shall not be unreasonably withheld.
          (g) Tax Claims.
               (i) After the Closing, each of Seller and Buyer shall promptly notify the other party in writing upon receipt of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, distractive or judicial proceeding or similar claim relating to Taxes (a “Tax Claim”) with respect to damages for which Seller could be liable pursuant to this Agreement;
               (ii) Seller shall have a right to control, at its own cost, without affecting its or any other party’s rights to indemnification under this Agreement, the defense of all Tax Claims relating to any Pre-Closing Period or Straddle Period; provided, that Buyer shall have the right to materially participate, without affecting its or any other party’s rights to indemnification under this Agreement, in the defense of all Tax Claims relating to any Straddle Period;

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               (iii) Buyer shall have a right to control, at its own cost, without affecting its or any other party’s rights to indemnification under this Agreement, the defense of all Tax Claims relating to any Post-Closing Period;
               (iv) Buyer shall not settle any Tax Claim relating to any Straddle Period or Post-Closing Period that will in any way affect Taxes on a Pre-Closing Period or Straddle Period without the prior written consent of Seller, which consent will not be unreasonably withheld; and
               (v) Notwithstanding any other provision in this Agreement to the contrary, failure of Buyer to give notice to Seller of a Tax Claim for which Seller could be liable under this Section 2.4(g) shall, to the extent Seller does not otherwise have nor should have knowledge of such Tax Claim, result in forfeiture of Buyer’s right to any and all indemnification related to such Tax Claim under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as set forth herein, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
     3.1 Corporate Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to conduct the Product Business as it is now being conducted and to own or lease its assets. Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Transferred Assets or the conduct of the Product Business requires such qualification or license, except where the failure to do so would not have a Product Material Adverse Effect.
     3.2 Corporate Power and Authority. Seller has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, perform its obligations hereunder and thereunder, to Transfer the Transferred Assets and consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of Seller and no other proceedings or actions on the part of Seller are necessary to authorize such execution, delivery and performance. Each of this Agreement and the Ancillary Agreements has been, or will be prior to Closing, as applicable, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Buyer) constitutes, or will constitute at Closing, as applicable, the legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms except (a) as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to creditor’s rights generally and (b) subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (clauses (a) and (b), the “Enforceability Exceptions”).

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     3.3 Consents; No Violation.
          (a) Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and except for all filings and other actions contemplated by this Agreement and the Ancillary Agreements (including any consents, licenses, permits, waivers, approvals, authorizations or orders from any Governmental or Regulatory Authority necessary to transfer the Product Regulatory Approvals from Seller to Buyer, all of which are set forth in Section 3.3(a) of the Seller Disclosure Letter) (the “Regulatory Consents”), the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental or Regulatory Authority.
          (b) Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, violate or result in a breach of any of the terms, conditions or provisions of or constitute (with due notice or lapse of time, or both) a default under or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the Transferred Assets under any provision of Seller’s certificate of incorporation or by-laws, (ii) except as set forth on Section 3.3(b) of the Seller Disclosure Letter, violate or result in a breach or result in the acceleration or termination of, or the creation in any Third Party of the right to accelerate, terminate, modify or cancel any Material Contract, or (iii) subject to the governmental filings and Regulatory Consents set forth in Section 3.3(a) hereof, conflict with or violate in any material respect any applicable Law.
     3.4 Tax Matters.
          (a) There are no Encumbrances on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and to the Knowledge of Seller, there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would reasonably be expected to result in any such Encumbrance.
          (b) Seller has, with respect to the Product Business, timely paid (or caused to be timely paid) all Pre-Closing Taxes (whether or not shown on any Tax Return) that will have been required to be paid on or prior to the Closing Date, the non payment of which would result in a Liability for Taxes with respect to any of the Transferred Assets, would otherwise materially affect the Business or would result in the Buyer becoming liable or responsible for Pre-Closing Taxes as a transferee or successor by Contract, Law or otherwise. To Seller’s Knowledge, with respect to the Product Business only, Seller has complied in all material respects with all applicable Laws relating to the collection, withholding and payment and withholding of Taxes (such as sales or use Taxes or Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or any other third party).
          (c) No Tax authority has, with respect to the Product Business, raised any issues in connection with any Tax Return relating to Taxes that would materially affect the Post-Closing Period; there are, with respect to the Product Business, no pending tax audits and, with respect to the Product Business, no waivers of statutes of limitations have been given that would materially

12.

affect the Post-Closing Period and Seller has, with respect to the Product Business, not otherwise agreed to any extension of time with respect to a Tax assessment or deficiency that would materially affect the Post-Closing Period.
     3.5 No Product Material Adverse Effect. Between December 31, 2006 and the date hereof, and except as set forth on Section 3.5 of the Seller Disclosure Letter:
          (a) there has not been any Product Material Adverse Effect and no event has occurred or circumstance or condition exists that would reasonably be expected to result in such a Product Material Adverse Effect; and
          (b) Seller has, consistent with the conduct of the Product Business during the twelve (12) months prior to the Execution Date: (i) continued and conducted the Product Business in Seller’s ordinary and usual course of business, (ii) maintained its relationships with suppliers, distributors, customers and others having material business relationships with Seller related to the Product Business and (iii) not sold or shipped Product or entered into any agreement to sell or ship Product to direct sale customers or Wholesalers which would exceed the normal and customary levels of purchases of Infergen made by such customers and the inventory levels of Infergen maintained by them.
     3.6 Title to Transferred Assets. Seller has good and valid title to the Transferred Assets free and clear of any Encumbrances, except for the Permitted Encumbrances. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and valid title to the Transferred Assets, and, at Closing, the Transferred Assets will be free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances created by Buyer. Seller has not received any notice of any adverse claims of ownership to or right to use the Transferred Assets, and to Seller’s Knowledge, no facts or circumstances exist which would provide a reasonable basis for any such adverse claim of ownership or right to use any of the Transferred Assets.
     3.7 Intellectual Property.
          (a) Seller is the owner, licensee or sublicensee (as applicable), free and clear of any Encumbrance, except for the Permitted Encumbrances, of all right, title and interest in and to the Product Intellectual Property.
          (b) Section 3.7(b) of the Seller Disclosure Letter sets forth a true and complete list of the material Intellectual Property owned, licensed or controlled by Seller covering the Product Business.
          (c) To the Knowledge of Seller, (i) the activities of the Seller, if any, relating to the development, manufacture, marketing, use, sale, distribution, import, export or other commercial exploitation of the Product by Seller, in each case in connection with the operation of the Product Business, do not infringe upon, misappropriate, violate, dilute (with respect to any trademarks, trade names, brand names and service marks) or otherwise constitute the unauthorized use of, the Intellectual Property rights of any third party; and (ii) no right, license, lease, consent, or other agreement is required with respect to any Product Intellectual Property for the conduct of the Product Business other than those included in the Transferred Assets.

13.

          (d) To the Knowledge of Seller, (i) none of the Product Patents is involved in any litigation, reissue, interference, reexamination or opposition, (ii) there has been no threat or other indication that any such proceeding will hereafter be commenced, (iii) the Product Patents (other than patent applications) (A) are in good standing, (B) are without challenge of any kind; and (C) are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part         .
          (e) To the Knowledge of Seller, (i) none of the Product Trademarks or Product Domains or registrations or applications to use or register such items have been or are involved in any cancellation, nullification, interference, conflict, concurrent use or opposition proceeding, or litigation, and (ii) there has been no threat or other indication that any such proceeding will hereafter be commenced.
          (f) To the Knowledge of Seller, no legal proceedings are pending or threatened, against Seller (i) based upon, challenging or seeking to deny or restrict the use of any of the Product Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by Seller in relation to the Product Business infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the Amgen License Rights or Roche/Genentech License Rights conflict with the terms of any third party license or other agreement.
          (g) To the Seller’s Knowledge, the Product Intellectual Property is not licensed or otherwise similarly made available to any Person by Seller.
          (h) To the Seller’s Knowledge, Seller exclusively owns or licenses all right, title, and interest to and in the Product Intellectual Property (other than intellectual property rights identified in Section 3.7(h) of the Seller Disclosure Letter) free and clear of any Encumbrance (other than Permitted Encumbrances).
          (i) Seller has, with respect to the Product Business, taken reasonable measures and precautions to protect and maintain its trade secrets and other confidential information in confidence and Seller’s employees, consultants, and vendors who had access to such confidential information were each parties to written confidentiality agreements with Seller with respect thereto.
          (j) To Seller’s Knowledge, (i) Seller has not received any written notice or communication of any actual, alleged, or potential infringement, misappropriation or unlawful or unauthorized use of any Intellectual Property owned by any other Person in connection with the Product and (ii) no other Person is infringing, misappropriating, or making any unlawful or unauthorized use of any Product Intellectual Property owned, licensed, or otherwise used by Seller or its Affiliates.
          (k) To Seller’s Knowledge, as of the date of this Agreement, no interference, opposition, reissue, reexamination, or other Action is pending or is threatened, in which the scope, validity, or enforceability of any Product Intellectual Property is being or, to the Seller’s Knowledge, could reasonably be expected to be, contested or challenged.
          (l) To Seller’s Knowledge, no present or former employee of or consultant to Seller or any of its Affiliates has any ownership interest (whether or not currently exercisable), in whole or in part, in any material Product Intellectual Property.

14.

     3.8 Compliance with Laws; Litigation.
          (a) Except with respect to any matter relating to or arising from Regulatory Approvals (which is addressed in Section 3.9), Seller is in compliance in all material respects with all Laws as they relate to the Product, the Product Business, the Transferred Assets and the Assumed Liabilities. Except as otherwise set forth on Section 3.8(a) of the Seller Disclosure Letter, from the date Seller acquired the Product Business, Seller has not been charged with, received written notice with respect to or to Seller’s Knowledge been under investigation with respect to a violation of Law applicable to the Product or the Product Business.
          (b) There are no actions, claims, proceedings or investigations (collectively, “Actions”) existing, pending or to Seller’s Knowledge, threatened with respect to the Product, the Product Business, the Transferred Assets or the Assumed Liabilities or with respect to this Agreement or any of the transactions contemplated hereby by or before any Governmental or Regulatory Authority.
          (c) Since the date Seller acquired the Product Business, no Governmental or Regulatory Authority has served notice on Seller that the Product was or is in material violation of any Law or the subject of any investigation.
          (d) No Governmental or Regulatory Authority has commenced or, to Seller’s Knowledge, threatened to initiate any action to withdraw the Product or request the recall of the Product or commenced or, to Seller’s Knowledge, threatened to initiate any action to enjoin production of the Product at any facility.
     3.9 Regulatory Approvals.
          (a) Section 3.9(a) of the Seller Disclosure Letter sets forth a complete and correct list of all Product Regulatory Approvals. Seller has provided to Buyer complete and correct copies of the Product Regulatory Approvals. The Product Regulatory Approvals are in full force and effect. Seller has provided Buyer complete and correct copies of all reports, audits, surveys or inspections by or on behalf of any Governmental or Regulatory Authority to the extent such reports reflect adverse findings, deficiencies or other failures to meet any applicable Laws in any material respect.
          (b) Seller has all Product Registrations necessary for or used to carry on the Product Business as conducted and being conducted by Seller and which are required by applicable Law. To Seller’s Knowledge, Seller has not abandoned or allowed to lapse any such Product Registrations, and all such Product Registrations are active. Seller has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each IND, NDA or BLA or other Product Regulatory Approval that is held in the name of Seller and relate to the Product.
          (c) To Seller’s Knowledge, except as otherwise set forth on Section 3.9(c) of the Seller Disclosure Letter, Seller is in compliance with all of the Regulatory Approvals listed on Section 3.9(a) of the Seller Disclosure Letter, and, since the time Seller acquired its rights in the Product, Seller has not received any notification, written or oral, from any Third Party with respect to any alleged or possible material violation with respect to any such Regulatory Approvals, and to

15.

Seller’s Knowledge, there are no facts or circumstances that would form a reasonable basis for any such violation.
     3.10 Material Contracts.
          (a) Section 3.10 of the Seller Disclosure Letter sets forth a complete and correct list of each of the Assumed Contracts (i) which involve annual payments totaling [...***...], or (ii) which are otherwise material to the Product Business (the “Material Contracts”). Seller has delivered to or made available to Buyer true and complete copies of all Material Contracts. All such Material Contracts to which Seller is a party are, as to Seller (and, as to the other parties thereto, to the Knowledge of Seller), legal, valid and binding agreements of the respective parties thereto, are in full force and effect and enforceable in accordance with their terms subject to the Enforceability Exceptions. Section 3.10(a) of the Seller Disclosure Letter identifies each Material Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Contract in connection with the transactions contemplated by this Agreement.
          (b) Seller is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Seller permitting termination, modification, or acceleration, under any Material Contract. To the Knowledge of Seller, no other party to any Material Contract is in material breach or default under, or has repudiated any material provision of, any such Material Contract.
          (c) The Amgen Agreements are all of the Contracts between Seller and Amgen that pertain to the Product.
     3.11 Inventory. The Inventory is valued on the books of Seller in accordance with Seller’s standard accounting practices, consistently applied. To Seller’s Knowledge, except as otherwise set forth on Section 3.11 of the Seller Disclosure Letter, the Inventory has been produced or manufactured in accordance with all applicable Law and Product Registrations.
     3.12 Brokers Fees.
          (a) No broker, finder or investment banker has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby; and
          (b) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect thereof based in any way on this Agreement or the transactions contemplated hereby on behalf of Seller.
     3.13 Sufficiency. The Transferred Assets and Buyer’s rights under this Agreement and the other Ancillary Agreements, constitute all of the material assets that are necessary for Buyer to operate the Product Business as of and after the Closing in a substantially similar manner as the Product Business was operated by Seller for the twelve (12) months prior to the Effective Time; provided, however, for the avoidance of doubt, such representation and warranty shall exclude any and all assets and capabilities that a comparable company in the United States pharmaceutical business should customarily be capable of providing in connection with the operation of a business such as the Product Business, including internal and external infrastructure, information system and technology, manufacturing equipment and facilities,
***Confidential Treatment Requested

16.

business permits and licenses, professional services, trade and distribution networks, personnel, facilities, factories and other property, promotional and brand strategies, and financing.
     3.14 Disclosure Letter. To the extent any Seller representation or warranty herein provides a corresponding schedule of disclosures or exceptions in the disclosure letter delivered to Buyer by Seller as of the date hereof (the “Seller Disclosure Letter”), such schedule qualifies the representation and warranty in the correspondingly numbered section of this Agreement to which it relates and any other representation and warranty to which it is readily apparent from a reading of the Seller Disclosure Letter that such disclosure is related.
     3.15 Financial Statements. Section 3.15 of the Seller Disclosure Letter contains true, correct and complete copies of statements of selected financial information related to the Product for [...***...] (the “Product Financial Statements”). The Product Financial Statements have been prepared in accordance with GAAP consistently applied from the books and records of Seller which have been maintained in a manner consistent with Seller’s accounting policies. The Product Financial Statements fairly present, in all material respects, the results of operations of Seller as they relate to the Product for such periods, except for normal recurring year end adjustments.
     3.16 Product Records. All of the Product Records have been maintained in accordance with sound business practices.
     3.17 Insurance Claims. To Seller’s Knowledge, neither Seller nor any of its Affiliates has filed any formal products liability claim with its insurers arising from the Product since Seller acquired the Product Business, and Seller has not received any written notice of any threatened products liability claims with respect to the Product.
     3.18 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND THE ANCILLARY AGREEMENTS, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
     4.1 Corporate Existence. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has full limited liability company power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets. Buyer is duly qualified or licensed to do business as a foreign company, and is in good standing as a foreign company, in every jurisdiction in which the ownership of the Transferred Assets would require such qualification or
***Confidential Treatment Requested

17.

license, except where the failure to be so qualified would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Ancillary Agreements. Copies of the organizational documents of Buyer have been made available to Seller, and such copies are accurate and complete copies of such organizational documents as in effect on the date hereof.
     4.2 Corporate Power and Authority. Buyer has full limited liability company power and limited liability company authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, perform its obligations hereunder and thereunder, purchase the Transferred Assets and consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of Buyer and no other proceedings or actions on the part of Buyer are necessary to authorize such execution, delivery and performance. Each of this Agreement and the Transaction Agreements has been, or will be at Closing, as applicable, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by Seller) constitutes, or will constitute prior to Closing, as applicable, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the Enforceability Exceptions.
     4.3 Consents; No Violations.
          (a) Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and except for the Regulatory Consents, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental or Regulatory Authority.
          (b) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, violate or result in a breach of any provision of the organizational documents of Buyer or (ii) subject to the governmental filings and Regulatory Consents set forth in Section 4.3(a), violate any applicable Law.
     4.4 Financing. Buyer has received a letter [...***...], constitutes sufficient funds to pay in cash the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement. Buyer has provided Seller a true, complete and correct copy of the Financing Letter.
     4.5 Litigation. There are no Actions existing, pending or, to Buyer’s knowledge, threatened against Buyer before any Governmental or Regulatory Authority, which, if determined adversely, would reasonably be expected to have a material adverse effect on the
***Confidential Treatment Requested

18.

ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Ancillary Agreements.
     4.6 Brokers Fees.
          (a) No broker, finder or investment banker has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby; and
          (b) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect thereof based in any way on this Agreement or the transactions contemplated hereby on behalf of Buyer.
ARTICLE V
COVENANTS
     5.1 Conduct of the Product Business.
          (a) Between the date hereof and the Closing Date, except as otherwise set forth on Section 5.1 of the Seller Disclosure Letter, as contemplated by this Agreement or consented to in writing by Buyer (whose consent may not be unreasonably withheld, delayed or conditioned), Seller shall, consistent with its conduct of the Product Business during the twelve (12) months prior to the date hereof (i) continue to conduct the Product Business in Seller’s ordinary and usual course of business and (ii) use its commercially reasonable efforts consistent with past practices and policies to (A) not take any action to diminish the market for Infergen and the goodwill associated with Infergen and the Product Intellectual Property, (B) preserve in full force and effect the Assumed Contracts, (C) maintain its relationships with suppliers, distributors, customers and others having business relationships with it related to the Product Business, and (D) maintain in good standing all Product Regulatory Approvals held by Seller.
          (b) Between the date hereof and the Closing Date, Seller shall not, without Buyer’s prior written consent whose consent may not be unreasonably withheld, delayed or conditioned (i) take any affirmative action, or fail to take any reasonable action within its control, which would reasonably be expected to (A) cause Seller to violate Section 5.1(a), or (B) have a Product Material Adverse Effect; (ii) make any material modifications to any Material Contract; (iii) sell, lease, transfer or assign any of the Transferred Assets, other than inventory in the ordinary course of business consistent with past custom and practice; (iv) delay or postpone the payment of accounts payable and other Liabilities related to the Product Business or accelerate the collection of accounts receivable related to the Product Business, other than in the ordinary course of business consistent with past custom and practice; (v) enter into any Contract (or series of related Contracts) or amendment of any Contract in each case related to the Product Business involving an aggregate consideration with respect to each such Contract in excess of [...***...] other than in the ordinary course of business consistent with past custom and practice; (vi) create or suffer to exist any Encumbrance on any of the Transferred Assets other than Permitted Encumbrances; (vii) take or omit to take any action with the intention or purpose of causing the representations and warranties contained in this Agreement to be untrue in any material respect on the Closing Date, other than such action as shall have been previously agreed to in writing by the parties hereto; (viii) sell or ship
***Confidential Treatment Requested

19.

Product or enter into any agreement to sell or ship Product to direct sale customers or Wholesalers which would exceed the normal and customary levels of purchases of Infergen made by such customers and the inventory levels of Infergen maintained by them; or (ix) authorize any of the foregoing or enter into any agreement to do any of the foregoing.
               (c) [...***...].
               (d) [...***...].
     5.2 Access to Information. Between the date hereof and the Closing Date, Seller shall, upon reasonable notice and subject to any applicable Law, including, without limitation, antitrust Laws, (a) afford Buyer, its financing sources and their respective representatives reasonable access, during regular business hours, to Seller’s personnel, the Assumed Contracts, Product Regulatory Approvals, the Product Records and all other information and materials pertaining to the Product Business; provided, however, that such access shall not unreasonably interfere with Seller’s business and operations; provided, further, that notwithstanding the above, Buyer shall not contact any customers, suppliers, distributors, employees or consultants of Seller without Seller’s prior written consent, which shall not be unreasonably withheld and (b) otherwise cooperate with and assist Buyer in its preparation to integrate the Product Business with its own businesses. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms, provided however, that at Closing, Buyer’s obligations under the Confidentiality Agreement shall terminate with respect to information relating solely to the Transferred Assets and/or the Assumed Liabilities. The investigation contemplated by this Section 5.2 shall not affect the representations and warranties of Seller or the indemnification rights of Buyer contained in this Agreement.
     5.3 Reasonable Best Efforts; Governmental Approvals; Material Consents. Buyer and Seller shall cooperate with each other and use their reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii)
***Confidential Treatment Requested

20.

obtain from any Third Party all Material Consents, and (iii) obtain from any Governmental or Regulatory Authority any Regulatory Consents or any other consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Seller or Buyer, including, without limitation, those in connection with the HSR Act (as provided for in Section 5.4), to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.. Each of Seller and Buyer shall respond as promptly as practicable to any inquiries or requests received from any Governmental or Regulatory Authority in the Territory for additional information or documentation. Each party shall (a) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental or Regulatory Authority and, subject to applicable Law, permit the other party or the other party’s counsel to review in advance any proposed written communication to any of the foregoing; and (b) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental or Regulatory Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental or Regulatory Authority in the Territory, gives the other party the opportunity to attend and participate thereat.
     5.4 Filings Under the HSR Act.
          (a) Seller and Buyer acknowledge that the transactions contemplated by this Agreement require filings with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) under the HSR Act.
          (b) Seller and Buyer shall each use their commercially reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, clearances, authorizations or orders and to make all filings required in connection with the authorization, execution and delivery of this Agreement by Seller and Buyer and the consummation by them of the transactions contemplated hereby.
          (c) No party shall voluntarily extend any waiting period under the HSR Act and/or enter into any agreement with a Governmental or Regulatory Authority to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement).
          (d) Seller and Buyer shall promptly comply with or cause to be complied with any requests by the FTC and the DOJ for additional information concerning such transactions, in each case so that the waiting period under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall expire as soon as practicable after the execution and delivery of this Agreement.
          (e) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.4, each Person shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental or Regulatory Authority or other Person with respect to the transactions contemplated hereby under any applicable Law. Notwithstanding anything to the

21.

contrary herein, nothing in this Agreement shall be deemed to require Seller or Buyer or any of their respective Affiliates (i) to agree to, or proffer to, divest or hold separate any assets or any portion of any business or (ii) contest or resist any Action challenging any transaction contemplated by this Agreement.
          (f) Buyer shall be responsible for any filing fees incurred in connection with the required filing under the HSR Act.
     5.5 No Solicitation of Proposals. Subject to obligations imposed by applicable Law, prior to the earlier of the Closing and the termination of this Agreement, Seller shall not, directly or indirectly, through any of its Affiliates, officers, directors, employees, financial advisors, agents or other representatives, solicit, initiate, encourage or entertain any inquiries or proposals, discuss, engage in or negotiate with, provide any information or documentation to, consider the merits of any inquiries or proposals from or enter into any arrangement, understanding or agreement with any Person (other than Buyer) relating to any transaction involving, in whole or in part, the Product Business or the Product, or that would otherwise compromise Buyer’s or Seller’s ability to consummate the transactions contemplated in this Agreement and the Ancillary Agreements. The parties recognize and acknowledge that a breach by Seller of this Section 5.5 will cause irreparable harm and material loss and damage to the Buyer as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.
     5.6 Notice; Cure. Buyer and Seller shall promptly notify each other in writing in reasonable detail of, and will use commercially reasonable efforts to cure before the Closing Date, any fact, event, action, transaction or circumstance, as soon as practical after it becomes known to such party, (a) that causes or is reasonably likely to cause any covenant or agreement of Buyer or Seller under this Agreement to be breached in any material respect, (b) that renders or is reasonably likely to render untrue or inaccurate in any material respect any representation or warranty of the respective parties contained in this Agreement or (c) that will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article VI hereof. Nothing contained in Section 5.1 hereof shall prevent Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No notice given pursuant to this Section 5.6 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. For purposes of seeking indemnification pursuant to Article VIII hereunder, the representations and warranties made by Seller shall not be deemed to include or reflect any such notices, supplements and amendments made after the date hereof.
     5.7 Press Releases; Announcements.
          (a) Promptly after the execution hereof, the parties shall jointly issue a press release announcing the execution of this Agreement to the public. The content and form of such press release shall be mutually agreed upon by the parties, which agreement shall not be unreasonably withheld, conditioned or delayed by either party. Thereafter, Seller or Buyer may grant interviews, issue press releases or similar public announcements or make public statements

22.

concerning the execution or performance of this Agreement or the transactions contemplated hereby, but, without the prior written consent of the other parties which consent shall not be unreasonably withheld, conditioned or delayed, any such disclosure must be within the parameters of the contents of the initial press release. Buyer and Seller may make such disclosures as may be required by applicable Law (including without limitation, federal and local securities Laws) or any listing agreement with the New York Stock Exchange, or as may be reasonably requested in connection with any proceedings before any Governmental or Regulatory Authority.
          (b) Each party shall be permitted to notify its customers and wholesalers of the transactions contemplated by this Agreement promptly following the execution hereof.
     5.8 Financing.
          (a) [...***...].
          (b) [...***...].
     5.9 Non Solicitation of Employees. Notwithstanding anything contained in the Non-Solicitation Agreement, from and after the date hereof, each party shall not, and shall cause their respective Affiliates not to, without the prior written approval of the other party, for a period of [...***...] from the Closing Date, directly, or indirectly, (i) solicit, encourage, entice or induce any person who is an employee of such other party (other than pursuant to Section 5.13 hereof) at the Closing Date, to terminate his or her employment with the other party, or (ii) hire or employ any person who is an employee of the other party at Closing Date; provided, that the foregoing shall not apply to [...***...].
     5.10 NDC Numbers, Product Returns, Rebates and Chargebacks.
          (a) NDC Numbers. Following the Closing Date, Buyer shall register with FDA to obtain its own NDC numbers with respect to the Product and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC numbers of Buyer. Thereafter, Buyer shall use, or cause to be used, its new NDC numbers on all invoices, orders, drug labels and labeling and other communications with all customers and Governmental or Regulatory Authorities.
          (b) Product Returns.
               (i) For a [...***...] period following the Closing, Seller shall be financially and legally responsible for all Liabilities associated with any customer or wholesaler returns of expired, damaged, defective, or otherwise unsalable
***Confidential Treatment Requested

23.

Product (“Product Returns”) for any Infergen sold by Seller prior to the Closing Date identified in Section 5.10(b)(i)(A) of the Seller Disclosure Letter. Buyer and Seller shall be financially and legally responsible, in the proportions set forth in Section 5.10(b)(i)(B) of the Seller Disclosure Letter, for all Liabilities associated with any Product Returns described in Section 5.1(b)(i)(B) of the Seller Disclosure Letter. The information set forth in Sections 5.10(b)(i)(A) and (B) of the Seller Disclosure Letter includes the lot number and units per lot of Infergen described therein.
               (ii) Except as set forth herein, Buyer shall process all Infergen subject to a Product Return (the “Returned Product”) received after the Closing Date irrespective of which party sold such Returned Product. Such processing by Buyer shall also include, if permitted by Law, the destruction of all Returned Product by Buyer, or the customer, as applicable. With respect to Product Returns that are Liabilities of Seller, [...***...].
               (iii) Each of Buyer and Seller agree that unless required by Law, it will not, directly or indirectly, take any action that would provide any incentive to, or otherwise intentionally induce, customers to return Infergen, except as the parties may otherwise mutually agree.
          (c) Government Rebates.
               (i) Responsibility for rebates pursuant to any government rebate programs with respect to government claims for Infergen (“Government Rebates”) shall be allocated between Seller and Buyer as follows:
               (1) Seller shall be responsible for [...***...].
               (2) Buyer shall be responsible for all Government Rebates with respect to Infergen dispensed to patients beginning [...***...].
               (3) It is understood and agreed that the dispense date contained in any report from a state rebate program shall be used for purposes of determining the date of such claim.
               (4) To the extent that information related to Government Rebates is received with respect to the calendar quarter that includes the Government Rebate Tail Period following the end of such calendar quarter, and such information does not include a dispense date, [...***...]
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     [...***...].
               (ii) If either party (the “Non-Responsible Party”) receives an invoice with respect to a Government Rebate that is the responsibility of the other party (the “Responsible Party”), such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have ten (10) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such 10-day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party’s behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 5.10(c)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such 10-day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this Section 5.10(c)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party’s prior written consent; provided that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party and provided further that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.
               (iii) Subject to Section 5.10(c)(ii), to the extent that a Non-Responsible Party remits payment in respect of Government Rebates which are payable by the Responsible Party, the Responsible Party shall reimburse the other party on or before the date that is thirty (30) days following receipt of such invoices by such Non-Responsible Party, provided that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.
          (d) Commercial Rebates.
               (i) Responsibility for commercial rebates with respect to Infergen (“Commercial Rebates”) shall be allocated between Seller and Buyer as follows:
                    (1) Seller shall be responsible for [...***...]
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     [...***...].
                    (2) Buyer shall be responsible for all Commercial Rebates with respect to Infergen dispensed to patients beginning [...***...].
                    (3) To the extent that information related to Commercial Rebates is received with respect to the calendar quarter that includes the Commercial Rebate Tail Period following the end of such calendar quarter, and such information does not include a dispense date, [...***...].
               (ii) If a Non-Responsible Party receives an invoice with respect to a Commercial Rebate that is the responsibility of the Responsible Party, such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have ten (10) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such 10-day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party’s behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 5.10(d)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such 10-day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this Section 5.10(d)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party’s prior written consent; provided that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party and provided further that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.
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               (iii) Subject to Section 5.10(d)(ii), to the extent a Non-Responsible Party remits payment in respect of Commercial Rebates which are payable by the Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices by such Non-Responsible Party, provided that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.
               (iv) Notwithstanding the foregoing, Buyer agrees that (A) Seller’s financial liability for Commercial Rebates shall be limited to those commercial customers with which the Product Business has a rebate obligation as of the Closing Date, and (B) any payments by Seller with respect to sales after the Closing Date shall be made in accordance with Seller’s rebate obligations on the Closing Date with respect to each commercial customer and shall be solely based on the terms and conditions of Seller’s agreements with the respective customer, as such terms and conditions existed as of the Closing Date.
          (e) Chargeback Claims.
               (i) Seller shall be financially and legally responsible for all chargeback claims (the “Chargeback Claims”) related to Infergen sold [...***...]. Buyer shall process and be financially and legally responsible for all Chargeback Claims related to Infergen sold [...***...]. The date on which Infergen shall be deemed to have been sold pursuant to the preceding sentence shall be the date on which it was shipped by the applicable wholesaler. Notwithstanding the foregoing, the parties acknowledge that the VA National Acquisition Center must approve the removal of Infergen from Seller’s Federal Supply Schedule before the responsibility of processing such claims is transferred from Seller to Buyer. Until such approval is obtained, Seller shall continue to be responsible for processing the Federal Supply Schedule Chargeback Claims on Buyer’s behalf, and Buyer shall reimburse Seller for same. Buyer and Seller agree that (A) Seller’s financial liability for the Chargeback Claims shall be limited to those commercial customers with which Seller has chargeback obligations as of the Closing Date, and (ii) any such chargebacks issued by Seller shall be made in accordance with terms and conditions of Seller’s obligations as of the Closing Date with respect to each customer and shall be solely based on the terms and conditions of Seller’s agreements with the respective customer, as such terms and conditions existed as of the Closing Date. [...***...].
               (ii) If a Non-Responsible Party receives an invoice with respect to a Chargeback Claim that is the responsibility of the Responsible Party, such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have ten (10) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such 10-day
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period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party’s behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 5.10(e)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such 10-day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this Section 5.10(d)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party’s prior written consent; provided that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party and provided further that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.
               (iii) Subject to Section 5.10(e)(ii), to the extent a Non-Responsible Party processes Chargeback Claims which are the responsibility of Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices by such Non-Responsible Party, provided that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.
          (f) Procedures.
     Subject to Sections 5.10(c)(iii), 5.10(d)(iii) and Section 5.10(e)(iii), within forty-five (45) days after the end of each calendar quarter [...***...], Buyer shall submit to Seller an invoice and supporting documentation with respect to all Product Returns, Government Rebates, Commercial Rebates and Chargeback Claims received during the preceding calendar quarter (or any other period for which invoices have not been previously submitted) for which Seller is financially responsible. Such invoice and the supporting documentation shall set forth the following detail: (A) where applicable, the stock-keeping-unit number and lot code of Returned Product and the date the Returned Product or claim for applicable rebate or chargeback was received by Buyer, if applicable; (B) if available, the name and address of the customer returning such Returned Product or making such claim; (C) if available, the reason given by such customer for the return or claim if applicable; and (D) the cost of performing such return or processing and paying such claim, provided, however, with respect to returns, such cost shall include only the cost of replacing, or refunding the allegedly defective Infergen, plus [...***...]. Unless Seller contests such invoice in accordance herewith, Seller shall remit the total invoiced amount to Buyer within ten (10) Business Days after its receipt of such invoice. In the event
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Seller in good faith disagrees with such invoice, the parties shall, for a period not to exceed ten (10) days, negotiate in good faith to resolve such dispute, and, in the event a resolution is not reached, the parties shall resolve such disagreement in the manner described in Section 9.3 hereof.
     5.11 Customer Billing.
          (a) In the event that Seller or any of its Affiliates receives payment after the Closing Date on invoices relating to the Product Business operated by Buyer or sales of products or services rendered by Buyer after the Closing Date, Seller will promptly notify Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Buyer without depositing such payment in an account of Seller, or such Affiliate, unless in error, and Seller, or such Affiliate, shall not be entitled to offset such payment against any payments due Seller from Buyer. In the event Seller receives an invoice or request for payment relating to the operation of the Product Business after the Closing Date, or with respect to any Assumed Liability, Seller will promptly notify Buyer of such request or invoice and forward the invoice and all other appropriate information to Buyer for payment.
          (b) In the event Buyer or any of its Affiliates receives payment after the Closing Date on invoices issued by Seller relating to an Excluded Asset (such as Seller’s accounts receivable as of the Closing Date) or relating to product sold or services rendered by Seller on or prior to the Closing Date or by Seller’s businesses other than the Product Business or the Transferred Assets, Buyer will promptly notify Seller of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Seller without depositing such payment in an account of Buyer, or such Affiliate, unless in error, and Buyer, or such Affiliate, shall not be entitled to offset such payment against any payments due Buyer from Seller. In the event Buyer receives an invoice or request for payment relating to an Excluded Asset (such as Seller’s accounts receivable as of the Closing Date) or relating to product sold or services rendered by Seller on or prior to the Closing Date, or by Seller’s businesses other than the Product Business or the Transferred Assets, Buyer will promptly notify Seller of such request or invoice and forward the invoice and all other appropriate information to Seller for payment.
     5.12 Covenant Not To Compete. Seller hereby agrees that, [...***...].
     5.13 Employees. [...***...]
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     [...***...].
     5.14 Regulatory Matters.
          (a) From and after the Effective Time, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of the Product Regulatory Approvals, including preparing and filing all reports (including adverse drug experience reports and product deviation reports) with the appropriate Governmental or Regulatory Authority (whether Infergen is sold before or after transfer of such Product Regulatory Approval) and shall indemnify and hold harmless Seller against any damages resulting from preparation, calculation or filing (or failure to file) such reports (provided Seller cooperates with Buyer as is reasonably necessary in the filing and preparation of such reports), (ii) except as expressly set forth in Section 5.15, submitting all applications for marketing authorizations, where such authorizations have not yet been granted, and variation of existing authorizations, (iii) taking all actions and conducting all communication with third parties in respect of Infergen sold pursuant to such Product Regulatory Approval (whether sold before or after transfer of such Product Regulatory Approval), including responding to all complaints in respect thereof, including complaints related to tampering, counterfeiting or contamination, and (iv) investigating all complaints and adverse drug experiences in respect of Infergen sold pursuant to such Product Regulatory Approval (whether sold before or after transfer of such Product Regulatory Approval).
          (b) From and after the Effective Time, Seller shall notify Buyer within three (3) Business Days (or sooner if required by Law) if Seller receives a complaint or a report of a life threatening serious adverse drug experience (a “Life Threatening SAE”) in respect of Infergen and within ten (10) Business Days (or sooner if required by Law) if Seller receives a complaint or a report of a non-life threatening serious adverse drug experience in respect of Infergen (a “Non-Life Threatening SAE” and together with a Life Threatening SAE, an “SAE”). In addition, Seller shall prepare and send quarterly reports to Buyer of any other adverse drug experience in respect to Infergen which is not an SAE and Seller shall cooperate with Buyer’s reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any SAE or other complaint or adverse drug experience related to Infergen sold by Seller.
          (c) Seller shall, within [...***...] of the Closing, notify the FDA in writing of the transfer of ownership and all rights to the Product Regulatory Approvals to Buyer in accordance with all applicable Laws. Buyer concurrently shall notify FDA in writing of the change of ownership to the Product Regulatory Approvals.
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          (d) From and after the Effective Time, Buyer, at its cost, shall be solely responsible and liable for (i) conducting all voluntary and mandatory recalls, withdrawals, or field corrections of units of Infergen sold pursuant to a Product Regulatory Approval (whether sold before or after transfer of such Product Regulatory Approval), including recalls required or requested by any Governmental or Regulatory Authority, (ii) conducting all communications and submitting all required reports to any Governmental or Regulatory Authority concerning the recalls, withdrawals, or field corrections and (iii) notifying customers and consumers about the recalls, withdrawals, or field corrections; provided, however, that [...***...].
     5.15 Transfer of Infergen Manufacturing Site.
           (a) [...***...].
           (b) [...***...].
     5.16 Insurance Matters. Buyer acknowledges that coverage under all of Seller’s insurance policies will terminate with respect to the Transferred Assets and the Product Business effective as of the close of business on the Closing Date and that such termination shall not constitute a breach of Section 3.13 or Section 5.1. From and after the Closing Date, Buyer shall provide insurance coverage under its insurance policies to cover the Inventory located at the Seller’s dedicated facility operated pursuant to the Kenco Agreement, which policies shall provide substantially equivalent coverage insurance coverage as in existence at such facility as of the Closing Date.
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     5.17 Pricing Compliance Covenant.
          (a) Within 30 days after the Closing Date, Seller shall provide Buyer with information relating to the Product and the prices thereof which Buyer reasonably needs to comply with applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 USC 1396r-8 and implementing regulations) and the Medicare Modernization Act Average Sales Price reporting requirement (42 USC 1395w-3a and implementing regulations). Without limiting the foregoing and the obligations of Seller set forth in Section 5.17(b), each party shall provide to the other within twenty-five (25) days after the end of each reporting period where necessary to enable the other party to comply with its submission requirements to the Centers for Medicare and Medicaid Services (or any successor agency), such of the following information as may be requested in writing by the other party no later than the last day of the applicable reporting period: (i) the “average manufacturer price” (as defined under the Social Security Act, 42 U.S.C. Sections 1396r-8(k)(1)) for the Product identified by NDC number; (ii) the “best price” (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(1)(C)) for the Product identified by the NDC number; (iii) the “average sales price” (as defined under the Social Security Act, 42 U.S.C. Section 1395w-3a) for the Product identified by the NDC number; and (iv) any additional data or other information related to such Medicaid and Medicare issues reasonably requested in writing by such other party.
          (b) Seller shall report to Buyer, within ten (10) days after the end of the first month and calendar quarter after the Closing Date, the Sales Information relating to sales of Products by Seller prior to Closing, in sufficient time to permit Buyer to complete any analysis necessary for governmental reporting of such information, complete any necessary governmental reporting forms and submit the required report(s) to the Center for Medicaid and Medicare Services, Public Health Services and the Department of Veterans Affairs. For purposes of this Section 5.17(b), “Sales Information” shall mean all information relating to the Product and the sales thereof that Buyer reasonably needs to comply with the above-mentioned reporting, including the data required to calculate best price and data from which average manufacturer’s price, average sales price, as well as the Non-Federal Average Manufacture Price may be calculated (including gross sales, returns, invoice quantity, return quantity, chargeback dollars, chargeback units, and chargeback sales).
     5.18 Transitional Trademark License.
          (a) As of the Effective Time and for a period of up to twenty-four months (24) months after the Closing, Seller hereby grants to Buyer (or its Affiliates responsible for operating the Product Business after the Closing Date or any third-party manufacturers used by Buyer in connection with the Product Business after the Closing), and Buyer hereby accepts, a non-exclusive, non-transferable, non-sublicenseable (except with respect to such third-party manufacturers or Buyer’s Affiliates), royalty-free, paid-up, license in the Territory under all Trademarks and trade dress owned, licensed or controlled by Seller, aside from the Product Trademarks and Product Trade Dress, that are used in connection with the Product Business and the Assumed Liabilities as of the Execution Date (“Seller Marks”), for use solely in connection with: (i) Buyer’s sale of the Inventory in the Territory, and (ii) Buyer’s use of the Promotional Materials existing as of the Closing Date and transferred to Buyer as part of the Purchased Assets, and (iii) the labeling on the Infergen manufactured by or on behalf on Buyer as of and after the Effective Time; provided, however, that such license is being granted solely for transitional purposes and Buyer shall therefore, notwithstanding the time period provided for above, use its commercially reasonable efforts to as

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quickly as is reasonably possible cease its use of the Seller Marks after the Effective Time, but in no event later than twenty-four months (24) months after the Closing Date, or such later date (not to exceed an additional three (3) months) as may be agreed to by Seller, in its sole discretion, if Buyer is unable to revise the labeling on the Infergen to remove the applicable Seller Marks due to applicable Law.
          (b) To the extent that Buyer is exercising the transitional trademark license in this Section 5.18, Buyer shall not: (i) add any other labels or marks to, or otherwise alter, the Seller Marks as used in the Product Business as of the Closing Date (except as required by Law); (ii) change in any way the style of the Seller Marks as used in the Product Business as of the Closing Date; or (iii) otherwise use the Seller Marks in any manner other than as specifically provided in this Section 5.18.
          (c) Buyer acknowledges Seller’s ownership of the Seller Marks, shall do nothing inconsistent with such ownership, agrees that all use of the Seller Marks by Buyer shall inure to the benefit and be on behalf of Seller, and agrees not to challenge Seller’s title to the Seller Marks. Nothing in this Agreement shall give Buyer any right, title or interest in the Seller Marks other than the right to use the Seller Marks strictly in accordance with this Section 5.18. All use of the Seller Marks by Buyer under this Section 5.18 shall conform to the standards followed by Seller in operating the Product Business prior to the Closing Date, and Seller shall have the right to review the standards used by Buyer to operate the Product Business after the Closing Date to ensure Buyer’s compliance with this requirement related to the Seller Marks.
          (d) Buyer shall not have the right to, and shall not, sublicense, assign, pledge, grant or otherwise encumber or transfer to any Third Party any rights licensed by Seller to Buyer under this Section 5.18 without Seller’s prior written consent. The parties understand that, in addition to all other legal remedies, Seller shall be entitled to immediate injunctive relief to enforce the terms of this Section 5.18.
          (e) Nothing in this Section 5.18, or any other provision of this Agreement or any provision of the Ancillary Agreements, shall grant the Buyer any rights in any of Seller’s Internet domain names, registrations or applications for registration, or renewals thereof, registered in the United States or any other country or jurisdiction throughout the world, except as such Internet domain names, registrations or applications for registration, or renewals thereof are included as part of the Transferred Assets.
          (f) Following the Closing, Buyer shall promptly and at its own expense use commercially reasonable efforts to obtain such FDA approvals necessary for the printed labels, labeling and packaging materials, including printed carton, container labels and package inserts, used by Buyer and bearing Buyer’s name for, or in connection with, packaging of Infergen to be manufactured after the Closing and carry out the necessary changes promptly upon receipt of the FDA approvals.
     5.19 InterMune Agreement. [...***...]
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     [...***...].
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
          (a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental or Regulatory Authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the transactions contemplated by this Agreement on the Closing Date.
          (b) Authorizations. (i) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods, imposed by, any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, in each case as set forth on Section 6.1(b) of the Seller Disclosure Letter, shall have been obtained or made, and (ii) the waiting period (and any extensions thereof) for consummation of the transactions contemplated hereby prescribed by the HSR Act shall have expired or been earlier terminated.
     6.2 Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Buyer’s sole discretion, in writing by Buyer:
          (a) Representations and Warranties. The representations and warranties of Seller contained in Article III shall be true and correct (without giving effect to any limitation as to “materiality” or “Product Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case
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as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Product Material Adverse Effect.
          (b) Performance of Obligations by Seller. Seller shall have performed in all material respects all covenants, agreements and obligations that Seller is required to perform under this Agreement on or before the Closing, including, without limitation, the delivery of the items listed in Section 2.2 hereof.
          (c) No Product Material Adverse Effect. At any time after the Execution Date, there shall not have been any Product Material Adverse Effect, and no event shall have occurred or circumstance or condition shall exist that would reasonably be expected to result in such a Product Material Adverse Effect.
          (d) Material Consents. All Material Consents shall have been duly obtained and shall be in full force and effect on the Closing Date.
          (e) Closing Certificate. Seller shall have delivered to Buyer a certificate (“Seller’s Closing Certificate”), dated as of the Closing Date and executed by a duly elected, qualified and acting officer of Seller certifying:
               (i) resolutions have been adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Seller, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof (or, in the alternative, a statement to the effect that no such board of directors approval is necessary regarding the execution, delivery and performance of this Agreement and the Ancillary Agreement); and
               (ii) the conditions specified in this Section 6.2(a), (b) and (c) have been fulfilled; and
          (f) Financing. On or prior to the Closing, Buyer shall have consummated the Financing or otherwise obtained the funds necessary to consummate the transaction contemplated hereby.
     6.3 Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller’s sole discretion, in writing by Seller:
          (a) Representations and Warranties. The representations and warranties of Buyer contained in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Ancillary Agreements.

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          (b) Performance of Obligations by Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations that Buyer is required to perform under this Agreement on or before the Closing, including, without limitation, the delivery of the items listed in Section 2.3 hereof.
          (c) Closing Certificate. Buyer shall have delivered to Seller a certificate (“Buyer’s Closing Certificate”), dated as of the Closing Date and executed by a duly elected, qualified and acting officer of Buyer certifying:
               (i) resolutions have been adopted by the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Buyer, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof (or, in the alternative, a statement to the effect that no such board of managers approval is necessary regarding the execution, delivery and performance of this Agreement and the Ancillary Agreement); and
               (ii) the conditions specified in this Section 6.3(a) and (b) have been fulfilled.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except in the case of termination pursuant to Section 7.1(a) hereof, which requires mutual agreement of both parties):
          (a) by mutual written consent of Buyer and Seller;
          (b) by either Buyer or Seller if the transactions contemplated hereby have not been consummated on or before [...***...] (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or materially contributed to the failure of the Closing to occur on or before the Outside Date;
          (c) by either Buyer or Seller, if (i) a court of competent jurisdiction or other Governmental or Regulatory Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby, or (ii) a Governmental or Regulatory Authority shall have initiated any order to enact, issue, promulgate, enforce or enter or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect (whether temporary, preliminary or permanent) that prevents or prohibits the consummation of the transactions contemplated by this Agreement or makes it illegal for either party hereto to perform its obligations hereunder; provided, however, that the right to terminate this Agreement
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under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or materially contributed to such action;
          (d) by Seller, if Buyer has breached any representation, warranty, covenant or agreement set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or (b) hereof, and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; and
          (e) by Buyer, if Seller has breached any representation, warranty, covenant or agreement set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a), (b) or (c) hereof, and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof.
     7.2 Effect of Termination.
          (a) Liability. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall immediately become void and there shall be no further Liability on the part of Buyer or Seller, or their respective Affiliates or representatives; provided, however, that notwithstanding the foregoing (i) to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, no termination of this Agreement pursuant to Section 7.1 hereof shall relieve any party of Liability for a breach of any provision of this Agreement occurring before such termination, (ii) no termination of this Agreement pursuant to Section 7.1 hereof shall relieve or limit the Liability of any party to this Agreement for any fraudulent or willful breach of this Agreement. In the event that this Agreement is terminated, Buyer will redeliver all documents, work papers and other materials of Seller relating to the transactions contemplated herein, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreement, and (iii) Section 5.2 (relating to confidentiality), this Section 7.2 and Article IX hereof shall remain in full force and effect notwithstanding such termination.
          (b) Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.
ARTICLE VIII
INDEMNIFICATION
     8.1 Survival of Representations, Warranties and Agreements. Other than the representations and warranties contained in Sections 3.1 (Corporate Existence), 3.2 (Corporate Power and Authority), 3.6 (Title to Transferred Assets) and 3.12 (Brokers Fees), which shall survive indefinitely, and those in Section 3.4 (Tax Matters), (together with Sections 3.1, 3.2, 3.6 and 3.12, (the “Excluded Representations”), which shall survive until [...***...] following any applicable statute of limitations, all representations, warranties and covenants to be performed prior to the Closing made in this Agreement by Buyer or Seller shall survive the execution and delivery of this Agreement and shall remain in full force and effect for a period of
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[...***...] following the Closing Date and shall be deemed to have been relied upon by each other party hereto, notwithstanding any investigation made by or on behalf of such party; provided that if notice of any claim for indemnification is given pursuant to Section 8.3 prior to such time and such notice describes with specificity the circumstances with respect to which such indemnification relates, such indemnification claim shall survive until such time as such claim is finally resolved. All covenants made in this Agreement to be performed after Closing shall survive execution and delivery of this Agreement indefinitely until fully performed, at which time such covenants will expire without any further act by either party.
     8.2 Indemnification.
          (a) Seller’s Indemnification Obligations. Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, managers, directors, agents, employees and representatives (collectively, the “Buyer Indemnitees”) from and against any and all losses, costs, claims, Liabilities, damages, lawsuits, fines, penalties, judgments, assessments, demands and expenses (including attorneys’, accountants’ and other professionals’ fees), and all amounts paid in the investigation, defense or settlement of any of the foregoing (collectively, “Losses”) they may suffer, sustain or incur to the extent that such Losses are based on, result from or arise in connection with:
               (i) the breach of any representation or warranty made by Seller in Article III hereof or in any Ancillary Agreement (without regard to any qualification as to “materiality” or “Product Material Adverse Effect” contained therein);
               (ii) any failure of Seller to fully perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement or any Ancillary Agreement (without regard to any qualification as to “materiality” or “Product Material Adverse Effect” contained therein);
               (iii) the Excluded Liabilities and Excluded Assets;
               (iv) any claim to the extent relating to the Product or the Product Business arising out of or related to conditions existing or actions taken or actions required to be taken on or prior to the Effective Time and not disclosed in this Agreement or the Seller Disclosure Letter;
               (v) the operation of the Seller’s business, including the Product Business, on or prior to the Effective Time;
               (vi) any Liability of Seller under the Amgen Agreements arising on or prior to the Effective Time (other than the Amgen Materials) and any Liability relating to the Excluded Amgen Material; or
               (vii) subject to Section 5.19, any breach of the representations and warranties of InterMune set forth in Section 3.10 of the InterMune Agreement.
          (b) Buyer’s Indemnification Obligations. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, managers, directors, agents,
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employees and representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses they may suffer, sustain or incur to the extent that such Losses are based on, result from, or arise in connection with:
          (i) the breach of any representation or warranty made by Buyer in Article IV hereof or in any Ancillary Agreement (without regard to any qualification as to “materiality” or “Product Material Adverse Effect” contained therein);
          (ii) any failure of Buyer to fully perform or observe in any material respect any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement or any Ancillary Agreement (without regard to any qualification as to “materiality” or “Product Material Adverse Effect” contained therein);
          (iii) the Transferred Assets following the Effective Time;
          (iv) any claim relating primarily to the Product or the Product Business arising out of or related to conditions existing or actions taken or actions required to be taken following the Effective Time;
          (v) the operation of the Product Business following the Effective Time; or
          (vi) the Assumed Liabilities.
     8.3 Indemnification Procedures.
          (a) In the event a party’s right to indemnification hereunder arises out of or results from a Third Party claim (a “Third Party Claim”), each indemnified party (each, an “Indemnified Party”) shall notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within twenty (20) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim (the “Indemnification Claim Notice”), or otherwise becoming aware of the existence or threatened existence thereof. Failure to give such notice shall not constitute a defense, in whole or in part, to any claim by an Indemnified Party hereunder except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure to give notice.
          (b) At its option, the Indemnifying Party may assume at its sole expense the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) calendar days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel at its sole expense in the defense of the Third Party Claim. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party

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assume the defense of a Third Party Claim, except as provided in Section 8.3(c) below, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or other Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.
          (c) Without limiting Section 8.3(b), any Indemnified Party shall be entitled to, at its sole expense, participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized in advance by the Indemnifying Party in writing, or (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3(b) (in which case the Indemnified Party shall control the defense).
          (d) With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim that will not result in the Indemnified Party’s becoming subject to injunctive or other relief, if the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 8.3(b), the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of Losses on such terms as the Indemnifying Party, in its reasonable discretion, shall deem appropriate; provided, however, that the Indemnifying Party shall have obtained a full release from such Third Party with respect to such Third Party Claim in connection with any such settlement or disposition which release shall also cover the Indemnified Party. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party has not assumed the defense of a Third Party Claim in accordance with Section 8.3(b) and the 30-day period set forth in Section 8.3(b) has elapsed, then with respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim that will not result in the Indemnified Party’s becoming subject to injunctive or other relief, the Indemnified Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of Losses on such terms as the Indemnified Party, in its reasonable discretion, shall deem appropriate; provided, however, that the Indemnified Party shall have obtained a full release from such Third Party in connection with any such settlement or disposition which release shall also cover the Indemnifying Party. Except as described in the immediately preceding sentence, the Indemnifying Party shall not be liable for any settlement or other disposition of Losses by an Indemnified Party that is reached without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
          (e) Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and

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testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnified Party controls the defense of the claim, the Indemnifying Party shall cooperate with the Indemnified Party on the terms described above.
     8.4 Payment of Losses. An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article VIII, within fifteen (15) days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final, nonappealable judgment of a court or administrative body having jurisdiction over such proceeding. Buyer shall have the right (but not the obligation) to set-off against the 12-Month Payment or the 18-Month Payment, as applicable, any Losses incurred by Buyer which are finally determined in a nonappealable judgment by a judicial or administrative body of competent jurisdiction to be owed by the Seller to any Buyer pursuant to Seller’s indemnification obligations under this Agreement, which amounts remain unpaid for thirty (30) days after the date of such final determination. In the event that a Buyer Indemnitee elects to exercise a right of set-off under this Section 8.4 (the “Electing Buyer”), such Electing Buyer shall deliver a written notice to the Seller specifying the amount thereof prior to the 12-Month Anniversary Date or 18-Month Anniversary Date, as applicable.
     8.5 Limitations.
          (a) The indemnification provided for in Section 8.2(a)(i) shall not apply (i) to any individual item where the Losses relating thereto is less than $10,000 and any such items shall not be aggregated for purposes of exceeding the Basket, and (ii) unless and until the aggregate Losses for which Buyer Indemnitees seek or have sought indemnification hereunder, as stated in one or more claim notices, exceed a cumulative aggregate of [...***...] (the “Basket”), [...***...]. In no event shall the aggregate Liability of Seller for Losses pursuant to Sections 8.2(a)(i) and 8.2(a)(ii) (as Section 8.2(a)(ii) relates to an unintentional breach of Section 5.1(a) or Section 5.1(b) only) exceed [...***...] (the “Cap”); provided, however, that neither the Basket nor the Cap shall apply to any indemnification claim (A) involving fraud on the part of Seller, or (B) based upon a breach of any of the Excluded Representations.
          (b) The indemnification provided for in Section 8.2(b)(i) shall not apply (i) to any individual item where the Losses relating thereto is less than [...***...] and any such items shall not be aggregated for purposes of exceeding the Basket, and (ii) unless and until the aggregate Losses for which Seller Indemnitees seek or have sought indemnification hereunder, as stated in one or more claim notices, exceed the Basket, [...***...]. In no event shall the aggregate Liability of the Buyer for Losses pursuant to Section 8.2(b)(i) exceed the Cap; provided, however, that neither the Basket nor the Cap shall apply to any indemnification claim (i) involving fraud on the part of Buyer,
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or (ii) based upon a breach of Sections 4.1 (Corporate Existence), 4.2 (Corporate Power and Authority), 4.4 (Financing) or 4.6 (Brokers Fees).
          (c) Notwithstanding anything in this Agreement to the contrary, the term Losses shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages, except with respect to Losses actually awarded to a Third Party in a claim brought against a Buyer Indemnitee or a Seller Indemnitee, as the case may be.
          (d) Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations and warranties set forth in the Ancillary Agreements, in Article III, with respect to Seller, and Article IV, with respect to Buyer, and all covenants of each other party set forth in this Agreement and in the Ancillary Agreements which have been or are made in favor of such party, and the rights of Buyer or Seller under this Article VIII shall not be affected notwithstanding (i) any investigation or examination conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (iii) the Closing hereunder.
     8.6 Exclusive Remedy. Except in the case of fraud, in which case the Buyer Indemnitees and the Seller Indemnitees reserve any and all rights and remedies available to them, after the Closing, the indemnities provided in this Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for Losses arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Losses does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.
     8.7 Calculation of Losses; Mitigation. In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of (i) payments actually received by the Indemnified Party under any insurance policy with respect to such Losses (which such Indemnified Party shall use commercially reasonable efforts to recover promptly and after giving effect to any expenditures to obtain such payments and any applicable deductible or retention), (ii) any prior or subsequent amounts actually recovered by the Indemnified Party from any Person with respect to such Losses (which such Indemnified Party shall use commercially reasonable efforts to recover promptly) and (iii) any Tax benefit actually realized by the Indemnified Party with respect to such Losses (which such Indemnified Party shall use commercially reasonable efforts to recover promptly). Each Indemnified Party shall act in good faith and shall use its commercially reasonable efforts to mitigate any of its Losses; provided, that in no event shall an Indemnified Party be required to incur costs in connection therewith in excess of the minimum amount it deems, in good faith, necessary to remedy the breach which gives rise to the Losses.

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     8.8 Treatment of Indemnification Payments. Any indemnification payment by Seller pursuant to this Article VIII shall, to the extent permitted by Law, be treated as an adjustment to the purchase price for the Transferred Assets.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1 Definitions.
          (a) For purposes of this Agreement, the following terms shall have the meanings specified below:
               “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
               “Amgen” means Amgen Inc., a Delaware corporation.
               “Amgen Agreements” means the Amgen License Agreement, Amgen Consent to Assignment Agreement and Amgen Quality Agreement.
               “Amgen Assignment, Assumption and Consent Agreement” means the Assignment, Assumption and Consent Agreement, dated June 15, 2001, by and among Amgen, InterMune and Yamanouchi Europe, B.V., as amended, which agreement was subsequently assigned by InterMune to Seller pursuant to the Consent to Assignment Agreement, dated November 23, 2005.
               “Amgen Consent” means that certain consent to be executed by Amgen, Buyer and Seller pursuant to which Amgen (i) consents to Seller assigning to Buyer the Amgen Agreements, and (ii) releases Valeant Pharmaceuticals International from its absolute and unconditional performance and payment guarantee of Seller’s obligations under the Amgen Agreements.
               “Amgen Consent to Assignment Agreement” means the Consent to Assignment Agreement, dated November 23, 2005, among InterMune, Amgen, Seller and Valeant Pharmaceuticals International.
               “Amgen License Agreement” means that certain License and Commercialization Agreement, dated June 15, 2001, by and between Amgen and InterMune, as amended by that certain Amendment No. 1, dated April 25, 2002, that certain Amendment No. 2, dated December 31, 2004, that certain Amendment No. Three, dated January 13, 2005, and that certain Amendment No. Four, dated December 22, 2005, which agreement, as so amended, was subsequently further amended and assigned by InterMune to Seller pursuant to the Amgen

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Consent to Assignment Agreement, which agreement, as so amended and assigned, was subsequently further amended by that certain Amendment No. Five, dated December 14, 2007.
               “Amgen License Rights” means all of the rights of Seller, including but not limited to Seller’s rights as licensee and sublicensee, under the Amgen License Agreement.
               “Amgen Quality Agreement” means the Quality Agreement, dated March 22, 2002, between Amgen and InterMune, which agreement was subsequently assigned by InterMune to Seller pursuant to the Amgen Consent to Assignment Agreement.
               “Ancillary Agreements” means, collectively, the Transition Services Agreement, the Bill of Sale, the General Assignment, the Patent Assignment and the Trademark Assignment.
               “BI Austria” means Boehringher Ingelheim Austria GmbH, an Austrian corporation.
               “BI Austria Agreement” means that certain Data Transfer, Clinical Trial and Market Supply Agreement, dated November 3, 2005, by and between InterMune and BI Austria, subsequently assigned by InterMune to Seller and including all subsequent amendments thereto.
               “BLA” means the application for Infergen prepared pursuant to applicable FDA regulations and filed with the FDA for authorization to market Infergen within the United States.
               “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized by Law to close.
               “Code” means the Internal Revenue Code of 1986, as amended.
               “Confidentiality Agreement” means the agreement by and between Buyer and Seller dated as of June 1, 2007.
               “Contract” means any written loan or credit agreement, note, bond, mortgage, letter of credit, indenture, understanding, indemnity, commitment, assurance, lease, sublease, purchase order, arrangement, sales order or other agreement, instrument, concession, franchise or license.
               “Employee Liabilities” shall mean all Liabilities related to Seller’s current or former employees, including (i) compensation or other amounts payable to such employees, including, without limitation, bonuses, accrued vacation, fringe, pension or profit sharing benefits, expense reimbursements or severance pay payable to any employee or former employee of Seller for any period relating to the employment of any such period with Seller at any time prior to the Closing Date, (ii) claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of Seller whose claims relate to events occurring prior to the Closing Date, (iii) workers’ compensation claims of any employees or former employees of Seller or “leased” employees of Seller which arise out of events occurring prior to the Closing Date, and (iv) any damages or Liabilities arising from any claims, actions, litigations or proceedings brought by any current or former employee of Seller. It is clarified for the removal

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of any doubt that Employee Liabilities shall not include any Liabilities relating to the Transferred Employees after the Effective Time.
               “Encumbrance” means any lien, pledge, hypothecation, assessment, charge, escrow, mortgage, prior assignment, title retention agreement, indenture, deed of trust, levy, easement, right of way, servitude, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, community property interest, legend, defect, impediment, exception, reservation, limitation, preemptive right, impairment, imperfection of title, conditional sale, condition or restriction of any nature, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise.
               “Excluded Amgen Materials” means [...***...].
               “Excluded Assets” means all assets, rights, employees, claims, Contracts, Intellectual Property and properties of Seller, other than the Transferred Assets.
               “Excluded BI Materials” means [...***...].
               “Excluded Liabilities” means all Liabilities or obligations of Seller (other than the Assumed Liabilities), including any obligation or Liabilities of Seller created as a result of this Agreement, including, without limitation, any Liabilities relating to (i) the Inventory Disposal Costs, (ii) the Excluded Amgen Materials, (iii) the InterMune Milestone Payment, (iv) the Infergen Manufacturing Transfer Payment, (v) Taxes for the Pre-Closing Period, (vi) the Employee Liabilities, (vii) the Product Returns for which Seller is responsible pursuant to Section 5.10(b), (viii) the Government Rebates for which Seller is responsible pursuant to Section 5.10(c), (ix) the Commercial Rebates for which Seller is responsible pursuant to Section 5.10(d), (x) the Chargeback Claims for which Seller is responsible pursuant to Section 5.10(e), (xi) performance under Section 2.1(c) of the InterMune Agreement prior to the Closing, (xii) the Excluded BI Materials and (xiii) [...***...].
               “FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.
               “Governmental or Regulatory Authority” means any foreign, domestic, federal, territorial, state or local court, tribunal or arbitral body, governmental authority, quasi-
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governmental authority or instrumentality, or any regulatory, administrative or other agency, or any political or other subdivision, department, intermediary, carrier, commission or branch of any of the foregoing.
               “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
               “IND” means an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.
               “Infergen” means the finished pharmaceutical product containing interferon alfacon-1 in the formulation sold by Seller under the trademark Infergen® prior to the Closing (which shall specifically include any product sold under BLA #103663 originally approved by the FDA on October 6, 1997, as supplemented and amended from time to time thereafter).
               “Infergen Manufacturing Transfer Payment” means [...***...].
               “Instruments of Transfer” means such instruments and documents in addition to the Ancillary Agreements that are necessary pursuant to applicable Law to effectuate and consummate the transactions contemplated hereby, including, bills of sale, assumption agreements, assignment and assumption of contracts and other conveyance documents in the forms agreed-upon in good faith by the parties hereto.
               Intellectual Property” means all domestic and foreign (i) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, internet domains and URLs, and all goodwill associated therewith; (ii) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisionals, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (iii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (iv) trade secrets, technology, discoveries and improvements, know how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which
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have actual or potential commercial value and are not available in the public domain; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.
               “InterMune” means InterMune, Inc., a California corporation.
               “InterMune Agreement” means the Product Acquisition Agreement by and between Seller and InterMune, dated November 28, 2005.
               “InterMune Milestone Payment” means [...***...].
               “Kenco” means Kenco Group, Inc.
               “Kenco Agreement” means the Master Warehousing Agreement dated February 9, 2004 by and between Valeant Pharmaceuticals International and Kenco, as amended.
               “Knowledge of Seller” or “Seller’s Knowledge” means [...***...].
               “Law” means any law (both common and statutory law and civil and criminal law), rule, regulation, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars and decisions), standard, ordinance, treaty, convention, directive or other pronouncement having the effect of law of any foreign jurisdiction, the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
               “Liability” means, collectively, any tax, debt, commitment, obligation, claim, damage, duty or liability of any kind, character or nature, whether known or unknown, asserted or unasserted, direct or indirect, secured or unsecured, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, whether in contract, tort, strict liability or otherwise, including any product liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable, regardless of when asserted.
               “Material Consents” means all consents, waivers, authorizations and approvals of any Person required in connection with the consummation of the transactions contemplated hereby that are set forth on Section 6.2(d) of the Seller Disclosure Letter (including the Amgen Consent).
               “NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union), including all documents,
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data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.
               “NDC” means the “National Drug Code,” which is the eleven digit code registered and listed with the FDA with respect to pharmaceutical products.
               “Non-Solicitation Agreement” means the agreement by and between Buyer and Seller dated as of October 11, 2007.
               “Other Intellectual Property” shall mean the Intellectual Property listed on Schedule 1.1(b), and which is not included in the Transferred Assets but will be conveyed to Buyer as of the Effective Time in accordance with the terms of Section 1.1(b).
               “Permitted Encumbrances” means (i) the Encumbrances and exceptions set forth in Section 3.6 of the Seller Disclosure Letter, and (ii) Encumbrances imposed by any Governmental or Regulatory Authority for Taxes not yet due and payable or any taxes that Seller is contesting in good faith.
               “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental or Regulatory Authority (or any department, agency or political subdivision thereof).
               “Product Business” means the manufacturing, using, developing, promoting, selling, offering to sell, or importing of the Product for sale in the Territory as currently being conducted by Seller.
               “Product Copyrights” means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, the copyrights (whether or not registered) and registrations and applications for registration or renewals thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, and all goodwill associated therewith listed on Section 1.1(a)(iii)(A) of the Seller Disclosure Letter.
               “Product Domains” means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, the internet domains and URLs in the Territory, listed on Section 1.1(a)(iii)(B) of the Seller Disclosure Letter.
               “Product Know-How” means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, including as developed in connection with clinical trials, the research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing and other information or data, other than such know-how which is or becomes the subject of a patent or of a provisional or filed patent application.

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               “Product Material Adverse Effect” means [...***...].
               “Product Patents” means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, the patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, pediatric data package exclusivity extensions, divisionals, re-filings, continuations and continuations-in-part thereof, or the like) as well as any foreign equivalents thereof (including certificates of invention and any applications therefor), listed on Section 1.1(a)(iii)(C) of the Seller Disclosure Letter.
               “Product Registrations” means all applications (including the IND, BLA and NDA, as applicable), new drug applications, abbreviated new drug applications, new drug submissions, and any comparable applications and submissions, together with any and all supplements or modifications or amendments thereto, whether existing, pending, withdrawn or in draft form, together with all correspondence to or from any Governmental or Regulatory Authority with respect thereto, prepared and submitted to any Governmental or Regulatory Authority in the Territory with respect to Infergen.
               “Product Trade Dress” means, as owned, licensed or controlled by Seller, the trade dress, logos and designs exclusively related to the Product Business and all goodwill associated therewith, listed on Section 1.1(a)(iii)(D) of the Seller Disclosure Letter.
               “Product Trademarks” means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, the trademarks, service marks, logos, slogans and trade names (whether or not registered), in the Territory, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, listed on Section 1.1(a)(iii)(E) of the Seller Disclosure Letter.
               “Roche/Genentech License Agreement” means that certain Agreement by and among Hoffman-La Roche, Inc., Genentech, Inc. and Seller made and effective January 1, 2007 regarding the licensing of certain US patents rights owned by Hoffman-La Roche, Inc. and Genentech, Inc.
***Confidential Treatment Requested

49.

               “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including a tax under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, real property transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, customs duty, fee or other similar assessment or charge in the nature of a tax, imposed by any Governmental or Regulatory Authority (whether payable directly or by withholding and whether or not requiring the filing of a Return), including any interest or penalty thereon or addition thereto and any interest in respect of such additions or penalties, whether disputed or not and whether payable by reason of being a member of an affiliated, consolidated, combined or unitary group, any contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.
               “Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental or Regulatory Authority with respect to Taxes, including attachments thereto and amendments thereof.
               “Territory” means the United States, Canada and their respective territories and possessions.
               “Third Party” means any Person other than Buyer or Seller or an Affiliate of Buyer or Seller.
               “Trademarks” means all trademarks, service marks, logos, slogans and trade names (whether or not registered), in the Territory, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith.
               “United States” means the United States of America and its territories and possessions.
               “Wholesalers” means McKesson, Cardinal and Amerisource Bergen.
               “Wholesaler Inventory Amount” shall mean, as of the date within two days of the Closing Date, the actual number of units of Product on hand at the Wholesalers.
               “Wholesaler Inventory Rebate” shall be calculated by multiplying (A) the number of units of Product representing the excess of the Wholesaler Inventory Amount over the Wholesaler Target Amount, by (B) with respect to a unit of Product, the net selling price, less the cost of goods (including royalties) and associated freight and distribution cost and all other accruals, prepared in accordance with a determination of net sales made in accordance with GAAP as customarily applied by Seller.
               “Wholesaler Target Amount” shall mean [...***...] units of Product.

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          (b) The following terms are defined elsewhere in this Agreement, as indicated below:

12-Month Anniversary Date	1.5(b)
12-Month Payment	1.5(b)
18-Month Anniversary Date	1.5(c)
18-Month Payment	1.5(c)
AAA	9.3(a)
Actions	3.8(b)
Agreement	Preamble
Allocation	1.7
Amgen Materials	1.3(c)
Assumed Contracts	1.1(a)(iv)
Assumed Liabilities	1.3
Basket	8.5(a)
Bill of Sale	2.2(a)
BI Materials	1.3(d)
Buyer	Preamble
Buyer Indemnitees	8.2(a)
Buyer’s Closing Certificate	6.3(c)
Cap	8.5(a)
Chargeback Claims	5.10(e)(i)
Closing	2.1
Closing Date	2.1
Closing Payment	1.5(a)
Commercial Rebate Tail Period	5.10(d)(i)(1)
Commercial Rebates	5.10(d)(i)
Competing Product	5.12
Dispute	9.3(a)
DOJ	5.4(a)
Effective Time	2.1
Electing Buyer	8.4
Enforceability Exceptions	3.2
Excluded Representations	8.1
Execution Date	Preamble
Financing	4.4
Financing Letter	4.4
FTC	5.4(a)
General Assignment	2.2(b)
Government Rebate Tail Period	5.10(c)(i)(1)
Government Rebates	5.10(c)(i)
Indemnification Claim Notice	8.3(a)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Inventory	1.1(a)(vi)
Inventory Disposal Costs	1.1(a)(vi)
Losses	8.2(a)

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Material Contracts	3.10(a)
Non-Responsible Party	5.10(c)(ii)
Outside Date	7.1(b)
Patent Assignment	2.2(c)
Post-Closing Period	2.4(c)
Pre-Closing Period	2.4(b)
Product	Recitals
Product Financial Statements	3.15
Product Intellectual Property	1.1(a)(iii)
Product Records	1.1(a)(v)
Product Regulatory Approvals	1.1(a)(i)
Product Returns	5.10(b)(i)
Promotional Materials	1.1(a)(ii)
Purchase Price	1.5
Regulatory Consents	3.3(a)
Responsible Party	5.10(c)(ii)
Returned Product	5.10(b)(ii)
Rules	9.3(a)
SAE	5.14(b)
Seller	Preamble
Seller Marks	5.18
Seller Disclosure Letter	3.14
Seller Indemnitees	8.2(b)
Seller’s Closing Certificate	6.2(e)
Straddle Period	2.4(d)
Tax Claim	2.4(g)
Third Party Claim	8.3(a)
Trademark Assignment	2.2(d)
Transfer	1.1(a)
Transfer Taxes	2.4(a)
Transferred Assets	1.1(a)
Transferred Employee	5.13
Transition Related Payments	2.2(k)
Transition Services Agreement	Recitals
     9.2 Notices. Notices required or permitted under this Agreement shall be in writing and sent by overnight express mail (e.g., FedEx), or by facsimile confirmed by overnight express mail (e.g., FedEx), (failure of such confirmation shall not affect the validity of such notice by facsimile to the extent the receipt of such notice is confirmed by the act of the receiving party (e.g., a facsimile of the receiving party submitting its receipt of such notice)) and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties:

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          If to Seller:
Valeant Pharmaceuticals North America
One Enterprise
Aliso Viejo, California 92656
Attention: Office of the General Counsel
Fax: (949) 461-6641
          with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Ann Beth Stebbins, Esq.
Fax: (212) 735-2000
          If to Buyer:
Three Rivers Pharmaceuticals, LLC
301 Commerce Park Drive
Cranberry Township, PA 16066
Attention: Legal Department
Fax: (724) 778-6101
          with a copy to:
Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attn: Dominick P. DeChiara, Esq.
Facsimile: (866) 402-0836
     9.3 Dispute Resolution.
          (a) Subject to Section 9.3(b), any dispute, controversy or claim arising under, out of or in connection with this Agreement, or the breach, termination or validity thereof, including any subsequent amendments thereto (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the terms of this Section 9.3. If, pursuant to Section 9.3(b), the parties do not reach a solution to the Dispute within a period of twenty-five (25) days following receipt by a party of the first written notice of the Dispute by the other party, then upon written notice by any party to the other, the Dispute may be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”) except as modified by the following:
               (i) the arbitration tribunal shall consist of three (3) arbitrators, one appointed by each of Buyer and Seller within thirty (30) days of receipt by a party of a copy of the demand for arbitration and a third arbitrator, who shall chair the arbitral tribunal shall appointed by the appointees of the parties within twenty (20) days of the

53.

appointment of the second arbitrator and any arbitrator not timely appointed shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by the AAA shall be an attorney (or retired judge) admitted to practice for at least fifteen (15) years;
               (ii) the arbitration award shall be in writing shall include the findings of fact and conclusions of law on which it is based, shall apportion the costs of the arbitration in accordance with Section 9.3(d) herein and shall be final and binding on the parties;
               (iii) judgment upon any award may be entered in any court having jurisdiction, and any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement;
               (iv) the arbitrators shall decide any dispute in accordance with New York Law, including, without limitation damages, specific performance, or other injunctive relief, except that the arbitrators shall not be empowered to award consequential, punitive, multiple or exemplary damages, and the parties hereby waive any right to such damages; and
               (v) notwithstanding anything in this Section 9.3(a) to the contrary, if the Dispute relates to Taxes then such Dispute shall be submitted to a Big Four accounting firm that is mutually agreeable to both Buyer and Seller or a mutually agreed upon tax lawyer who is a partner in an internationally renowned law firm and who is familiar with intellectual property transactions and who is independent with respect to each of Buyer and Seller.
               (vi) the arbitration will be held in New York, New York. The procedural law governing the arbitration shall be the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
          (b) In the event of a Dispute, the parties shall first use all commercially reasonable efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties. If for any reason, the parties have not settled the Dispute by negotiation within forty-five (45) days of receipt by a party of written notice of a Dispute, on the demand of any party, the Dispute shall be referred to arbitration in accordance with Section 9.3(a) herein.
          (c) Nothing in this Agreement limits the right of either party, prior to the appointment of the arbitral tribunal, to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief. Seeking or obtaining any interim relief or provisional remedy in a court will not be deemed a breach or waiver of this agreement to arbitrate. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by

54.

such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
          (d) If any arbitration is brought to resolve a Dispute, the successful or prevailing party shall be entitled to recover the costs of the arbitration including the fees and expenses of the arbitrators and the AAA and the reasonable attorneys’ fees of the prevailing party, in addition to any other relief to which it or they may be entitled. The arbitrators shall consider, in determining the prevailing party which party obtains relief which most nearly reflects the remedy or relief which such party sought on each claim submitted to arbitration and shall apportion the costs accordingly.
     9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules of this Agreement, including without limitation, the Seller Disclosure Letter, are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Each of Buyer and Seller will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).
     9.5 Amendment. This Agreement may be modified only by a written instrument executed by the parties hereto specifically referencing this Agreement.
     9.6 Entire Agreement. The agreement of the parties, which is comprised of this Agreement, the Ancillary Agreements, the Confidentiality Agreement, the Non-Solicitation Agreement (subject to the provisions of Section 5.9 hereof), the schedules and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.
     9.7 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that (i) the Buyer may assign any or all of its rights, obligations and interests hereunder without any such written consent as security for any obligations arising in connection with the financing of the transactions contemplated hereby; and provided, further, that either party shall have the right to assign its rights and obligations under this Agreement to any of its Affiliates or to any Third Party successor to all or substantially all of (i) its entire business, or (ii) its consumer healthcare or pharmaceuticals business. In no event shall any assignment hereof to any Affiliate or Third Party be deemed to relieve the assigning party of its liabilities or obligations to the other party under this Agreement, and the assigning party expressly acknowledges and agrees that it shall remain fully and unconditionally obligated and responsible for the full and compete performance of all of its obligations under the terms and conditions of this Agreement.
     9.8 Third Parties. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Third Party, other than, with respect to Article VIII hereof, the Buyer Indemnitees and the Seller Indemnitees.

55.

     9.9 Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.
     9.10 Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either party, then such declaration shall not affect the remainder of the Agreement and the parties shall revise the invalidated part in a manner that will render such provision valid without impairing the parties’ original intent.
     9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws principles that would mandate the application of the laws of another jurisdiction.
     9.12 Headings. The headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.
     9.13 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile or PDF signatures hereto.
     9.14 Relationship of the Parties. In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Buyer and Seller. Except as otherwise expressly provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other party. No party shall be liable for the act of any other party unless such act is expressly authorized in writing by both parties hereto.
[signatures appear on the following page]

56.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THREE RIVERS PHARMACEUTICALS, LLC
By:	/s/ Donald J. Kerrish
	Title:	President and CEO

VALEANT PHARMACEUTICALS NORTH AMERICA
By:	/s/Timothy C. Tyson
	Title:	President and CEO

57.